Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kitov Pharma Ltd:

We consent to the use of our report dated March 4, 2018, with respect to the consolidated statements of financial position of Kitov Pharma Ltd. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
Member firm of KPMG International

Tel Aviv, Israel

July 16, 2018